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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


                     SOFTECH ANNOUNCES Q4 AND FY2007 RESULTS


TEWKSBURY, Mass. - August 29, 2007 - SofTech, Inc. (OTCBB:SOFT), a proven provider of product lifecycle management (PLM) solutions, today announced Q4 and fiscal 2007 results. Revenue for Q4 FY 2007 was $2.7 million as compared to $3.1 million for the same period in fiscal 2006. The net loss for the current quarter was ($145,000) or ($.01) per share as compared to ($315,000) or ($.03) per share for the same period in the prior fiscal year.

Revenue for fiscal year 2007 was about $11.0 million as compared to about $12.5 million for fiscal year 2006. The net loss for fiscal year 2007 was ($1,222,000) million or ($.10) per share as compared to a net loss of ($1,332,000) or ($.11) per share for fiscal year 2006.

The net loss adjusted for non-cash expenses related to amortization of intangible assets resulting from acquisitions, a non-GAAP financial measure, was $209,000 for the current quarter and $39,000 for the same period in the prior fiscal year. This same non-GAAP financial measure for fiscal year 2007 was $194,000 as compared to $540,000 for fiscal year 2006. A reconciliation is provided on the attached Financial Summary.

The Company's revenue is derived almost entirely from technology acquisitions completed between 1997 and 2002. As a result, management believes the Company's financial profile is very unique, at least in the industry in which it operates. As of May 31, 2007 approximately 66% of its assets are composed of intangible assets related to these acquisitions. For the current quarter, the amortization of these intangible assets was approximately 12% of its total expenses and 16% of its revenue. Further, the periods over which these intangible costs are expensed are highly judgmental.

It is management's opinion that comparing results of operations from period to period and to other companies in our industry absent these non-cash expenses related to acquisitions is a more meaningful measure of our performance given the Company's unique financial profile detailed above. It is also management's belief that this non-GAAP measure of performance is one of the most critical measures of Company valuation for investors. Lastly, this measure of performance has been, and is expected to continue to be, a significant component of the incentive compensation plan for the Company's President.


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ABOUT SOFTECH
SofTech, Inc. (OTCBB: SOFT) is a proven provider of product lifecycle management
(PLM) solutions with its flagship ProductCenter(TM) PLM solution, and its computer-aided design and manufacturing (CAD/CAM) products, including CADRA(TM) and Prospector(TM).

SofTech's solutions accelerate products and profitability by fostering innovation, extended enterprise collaboration, product quality improvements, and compressed time-to-market cycles. SofTech excels in its sensible approach to delivering enterprise PLM solutions, with comprehensive out-of-the-box capabilities, to meet the needs of manufacturers of all sizes quickly and cost-effectively.

Over 100,000 users benefit from SofTech solutions, including General Electric Company, Goodrich, Honeywell, Siemens, Sikorsky Aircraft, U.S. Army, and Whirlpool Corporation. Headquartered in Tewksbury, Massachusetts, SofTech (www.softech.com) has locations and distribution partners throughout North America, Europe, and Asia.

SofTech, CADRA, ProductCenter and Prospector are trademarks of SofTech, Inc. All other products or company references are the property of their respective holders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The statements made above with respect to SofTech's outlook for fiscal 2007 and beyond represent "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 and are subject to a number of risks and uncertainties. These include, among other risks and uncertainties, general business and economic conditions, generating sufficient cash flow from operations to fund working capital needs, potential obsolescence of the Company's technologies, maintaining existing relationships with the Company's lenders, successful introduction and market acceptance of planned new products and the ability of the Company to attract and retain qualified personnel both in our existing markets and in new territories.


Contact: Jean J. Croteau
         President
         (978) 640-6222


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SOFTECH, INC.
FINANCIAL SUMMARY
(in thousands, except per share data)

STATEMENTS OF OPERATIONS:

                                        FOR THE THREE MONTH PERIODS ENDED
                                       -----------------------------------
                                         MAY 31,                   MAY 31,
                                          2007                      2006
                                       --------                   --------
Revenue                                $  2,696                   $  3,095
Income from operations                      236                         52
Net loss                                   (145)                      (315)
Loss per share                             (.01)                      (.03)


                                           FOR THE FISCAL YEAR ENDED
                                       -----------------------------------
                                         MAY 31,                   MAY 31,
                                          2007                      2006
                                       --------                   --------
Revenue                                $ 11,049                   $ 12,478
Income (Loss) from operations               238                       (115)
Net loss                                 (1,222)                    (1,332)
Loss per share                             (.10)                      (.11)


RECONCILIATION OF NET LOSS TO PRO FORMA NET INCOME:

The net loss calculated in accordance with GAAP is adjusted below by non-cash expenses related to amortization of intangible assets resulting from acquisitions. It is management's view that this non-GAAP financial measure of cash flow provides important information in understanding the Company's financial performance.

                                      FOR THE THREE MONTH PERIODS ENDED
                                       -----------------------------------
                                         MAY 31,                   MAY 31,
                                          2007                      2006
                                       --------                   --------
Net loss                               $   (145)                  $   (315)
Plus: Non-cash amortization                 354                        354
                                       --------                   --------
Pro Forma net income (loss)                 209                         39


                                           FOR THE FISCAL YEAR ENDED
                                       -----------------------------------
                                         MAY 31,                   MAY 31,
                                          2007                       2006
                                       --------                   --------
Net loss                               $ (1,222)                  $ (1,332)
Plus: Non-cash amortization               1,416                      1,872
                                       --------                   --------
Pro Forma net income (loss)                 194                        540